Exhibit 4.2

Adagene Inc. INCORPORATED IN THE CAYMAN ISLANDS UNDER THE COMPANIES LAW (AS AMENDED OR REVISED FROM TIME TO TIME) Certificate Number Number of Shares THE AUTHORISED CAPITAL OF THE COMPANY IS USD 80,000.00 DIVIDED INTO 800,000,000 ORDINARY SHARES OF PAR VALUE USD 0.0001 EACH THIS CERTIFIES THAT OF IS THE OWNER OF fully paid Ordinary shares of par value USD 0.0001 each IN THE COMPANY Adagene Inc. (the "Company") transferable on the books of the Company by the holder hereof in person or by a duly authorised attorney upon surrender of this certificate to the Company. This certificate and the shares represented are issued and shall be held subject to the provisions of the Memorandum and Articles of Association of the Company. EXECUTED on behalf of the Company this day of Director 9764755.1G3359.H19501 Exhibit 4.2